Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-222579

PLAYERS NETWORK

PROSPECTUS SUPPLEMENT NO. 1

DATED May 29, 2018
(To Prospectus Dated May 9, 2018)

This is a prospectus supplement to our prospectus dated May 9, 2018 relating to the resale from time to time by selling stockholders of up to 93,522,930 shares of our Common Stock. On May 29, 2018, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 4 of the prospectus in determining whether to purchase the Common Stock.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 23, 2018

(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification Number)

1771 E. Flamingo Rd #201-A, Las Vegas, NV 89119
(Address of principal executive offices)

(702) 734-3457
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Salinas, CA Acquisition

On May 24, 2018, Players Network (the “Company”), through its newly-formed wholly-owned subsidiary, Players Michigan LLC (“Players Michigan”), acquired substantially all of the assets of LCG Business Enterprises, LLC (“LCG”), pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between Players Michigan and LCG. The assets include LCG’s leasehold interest in a 56,000 square foot commercial cannabis agricultural facility located at 25600 Encinal Road in Salinas, California (the “Facility”), and the tangible assets related to the cannabis cultivation activities previously conducted by LCG at the Facility.

The consideration for the acquisition is (i) $5,000,000 in cash, of which $1,000,000 was paid at closing, with the remaining $4,000,000 to be paid in four monthly installments of $1,000,000 each; and (ii) the assumption of LCG’s trade payables.

Pursuant to the Purchase Agreement, Players Michigan and LCG entered into a management agreement pursuant to which Players Michigan with will pay LCG a percentage of Net Profits (as defined in the Purchase Agreement) generated by the business conducted at the Facility until all four remaining installments of the cash purchase price have been paid in full, as follows:

Percentage of Net Profit	Payment Period
30%	Between Closing until payment in full of first installment

25%	Between payment of first installment and payment in full of second installment

20%	Between payment of second installment and payment in full of third installment

15%	Between payment of third installment and payment in full of final installment

0%	Following payment of fourth installment or, if earlier, the prepayment in full of the reaming unpaid portion of the purchase price pursuant to the Purchase Agreement

The information set forth above is a summary, and is qualified in its entirety by reference to the actual terms of the Purchase Agreement, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

Loan Agreement

On May 23, 2018, the Company obtained a convertible loan in the principal amount of $1,100,000 (the “Loan”) pursuant to a Loan Agreement dated May 18, 2018 between the Company and Grass Roots Investors, LLC (the “Loan Agreement”) and the Convertible Promissory Note (the “Note”) issued to the Lender thereunder. The proceeds of the Loan were used primarily to fund the closing payment due under the Purchase Agreement for the Facility.

Pursuant to the Loan Agreement and related loan documents, among other things:

●	The Loan bears interest at the rate of 12% per annum, payable semi-annually, and matures on May 18, 2019.

●	The Company’s obligation to repay the Loan is secured by a pledge of its membership interests in Green Leaf Holdings LLC and Players Michigan LLC.
●	Beginning 90 days after May 18, 2018, the Lender may convert outstanding principal and interest on the Loan into shares of common stock of the Company at a discount of between 30% and 50% of Fair Market Value (as defined in the Note) of the Company’s common stock, depending on such Fair Market Value at the time of conversion.

The information set forth above is a summary, and is qualified in its entirety by reference to the actual terms of the Loan Agreement and Convertible Promissory Note, which have been filed as Exhibits 4.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The description of the transactions under the Purchase Agreement under Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Loan under Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Note under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The required financial information will be filed in an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this initial report on Form 8-K must be filed.

(d) Exhibits.

Exhibit 4.1	Convertible Promissory Note, dated May 18, 2019, issued by the Company to Grass Roots Investors, LLC

Exhibit 10.1	Asset Purchase Agreement, dated as of May 2, 2018, between Players Michigan LLC and LCG Business Enterprises LLC

Exhibit 10.2	Loan Agreement, dated as of May 18, 2018, between the Company and Grass Roots Investors, LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2018

By:	/s/ Mark Bradley
Mark Bradley, Chief Executive Officer